NEWS RELEASE
Exhibit 99.1

MATTEL REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Fourth Quarter 2021 Highlights Versus Prior Year
•Net Sales of $1,795 million, up 10% as reported, and 11% in constant currency
•Reported Operating Income of $257 million, an increase of $69 million; Adjusted Operating Income of $264 million, an increase of $64 million
•Reported Net Income of $226 million, an increase of $97 million, which includes a non-cash benefit of $49 million resulting from the release of valuation allowances on certain deferred tax assets
•Adjusted EBITDA of $321 million, an increase of $48 million
Full Year 2021 Highlights Versus Prior Year
•Net Sales of $5,458 million, up 19% as reported, and 18% in constant currency
•Reported Gross Margin of 48.1%, a decrease of 80 basis points; Adjusted Gross Margin of 48.2%, a decrease of 80 basis points
•Reported Operating Income of $730 million, an increase of $355 million; Adjusted Operating Income of $763 million, an increase of $322 million
•Reported Net Income of $903 million, an increase of $779 million, which includes a non-cash benefit of $541 million resulting from the release of valuation allowances on certain deferred tax assets
•Reported EPS of $2.53, an increase of $2.18 per share, which includes a benefit of $1.51 resulting from the release of valuation allowances on certain deferred tax assets
•Adjusted EBITDA of $1,007 million, an increase of $301 million
•Cash Flows Provided by Operating Activities of $485 million, an increase of $200 million; Free Cash Flow of $334 million, an increase of $167 million
•Company announces 2022 guidance and 2023 goals

EL SEGUNDO, Calif., Feb. 9, 2022 – Mattel, Inc. (NASDAQ: MAT) today reported fourth quarter and full year financial results.
Ynon Kreiz, Chairman and CEO of Mattel, said: “Mattel’s results for the quarter and full year came in well ahead of expectations, capping another exceptional performance for the company. We have made significant progress on our transformation strategy over the last few years, and our turnaround is now complete. We are in growth mode and believe we are well-positioned to continue our momentum, with 2022 guidance exceeding prior goals and an even stronger outlook for 2023.”
Mr. Kreiz continued: “In 2021, our products resonated with consumers at levels we have not seen in years and, per The NPD Group, we continued to gain market share. We also strengthened our position as a partner of choice for the major entertainment companies and, in addition to our own IP, have a formidable line-up of evergreen properties to drive future growth. The Mattel team stayed committed to our purpose to empower the next generation to explore the wonder of childhood and reach their full potential, and to our mission to create innovative products and experiences that inspire, entertain, and develop children through play.”
Anthony DiSilvestro, CFO of Mattel, said: “2021 was another year of strong financial performance. We generated significant free cash flow, reduced debt, and further improved our balance sheet. We remain focused on executing our strategy and creating long-term shareholder value.”
For the fourth quarter, Net Sales were up 10% as reported, and 11% in constant currency, versus the prior year’s fourth quarter. Reported Operating Income was $257 million, an increase of $69 million, and Adjusted Operating Income was $264 million, an increase of $64 million. Reported Earnings Per Share were $0.63, an increase of $0.26 per share, which includes a benefit of

NEWS RELEASE
$0.14 resulting from the release of valuation allowances on certain deferred tax assets, and Adjusted Earnings Per Share were $0.53, an increase of $0.13 per share.
For the year, Net Sales were up 19% as reported, and 18% in constant currency, versus the prior year. Reported Operating Income was $730 million, an increase of $355 million, and Adjusted Operating Income was $763 million, an increase of $322 million. Reported Earnings Per Share were $2.53, an increase of $2.18 per share, which includes a benefit of $1.51 resulting from the release of valuation allowances on certain deferred tax assets, and Adjusted Earnings Per Share were $1.30, an increase of $0.76 per share.

Financial Overview

Fourth Quarter 2021
Net Sales in the North America segment increased 14% as reported and in constant currency, versus the prior year’s fourth quarter.
Gross Billings in the North America segment increased 13% as reported and in constant currency, driven by growth in Dolls (including Barbie®, Polly Pocket®, and Spirit™), Action Figures, Building Sets, Games, and Other (including Masters of the Universe®, Jurassic World™, and Plush), Vehicles (including CARS™), and Infant, Toddler, and Preschool (including Power Wheels®).
Net Sales in the International segment increased 9% as reported, and 12% in constant currency.
Gross Billings in the International segment increased 7% as reported, and 9% in constant currency, driven by growth in Action Figures, Building Sets, Games, and Other (including Jurassic World, Masters of the Universe, Plush, Games, and MEGA®) and Dolls (including Barbie, Spirit, Enchantimals®, and Polly Pocket), partially offset by decreases in Vehicles (including Hot Wheels® and CARS) and Infant, Toddler, and Preschool (including Fisher-Price® and Thomas & Friends™).
Net Sales in the American Girl® segment decreased 6% as reported and in constant currency.
Gross Billings in the American Girl segment decreased 6% as reported and in constant currency, primarily due to a successful Historical Girl launch that benefited the prior year, partially offset by growth across other segments.
Reported Gross Margin decreased to 49.3%, versus 51.4% in the prior year’s fourth quarter. Adjusted Gross Margin decreased to 49.3%, versus 51.5% in the prior year’s fourth quarter. The decrease in Reported and Adjusted Gross Margin was primarily due to input cost inflation, partially offset by pricing, favorable fixed cost absorption, and savings from the Optimizing for Growth program.
Reported Other Selling and Administrative Expenses were flat versus the prior year at $361 million. Adjusted Other Selling and Administrative Expenses increased by $5 million to $355 million. The increase in Adjusted Other Selling and Administrative Expenses was primarily due to investments in the business while effectively managing the company’s cost structure.
Full Year 2021
Net Sales in the North America segment increased 22% as reported and in constant currency, versus the prior year.
Gross Billings in the North America segment increased 22% as reported, and 21% in constant currency, driven by growth in Dolls (including Barbie, Spirit, and Polly Pocket), Action Figures, Building Sets, Games, and Other (including Jurassic World, Masters of the Universe, WWE™, Plush, and MEGA), Vehicles (including Hot Wheels and CARS), and Infant, Toddler, and Preschool (including Fisher-Price and Thomas & Friends and Power Wheels).
Net Sales in the International segment increased 17% as reported, and 15% in constant currency.
Gross Billings in the International segment increased 16% as reported, and 14% in constant currency, driven by growth in Dolls (including Barbie, Spirit, and Polly Pocket), Action Figures, Building Sets, Games, and Other (including Jurassic World, Masters of the Universe, Plush, Games, and MEGA), Vehicles (including Hot Wheels and Matchbox®), and Infant, Toddler, and Preschool (including Fisher-Price and Thomas & Friends).
Net Sales in the American Girl segment increased 5% as reported and in constant currency.

NEWS RELEASE
Gross Billings in the American Girl segment increased 4% as reported and in constant currency, driven by growth in owned retail channels as COVID-19-related restrictions subsided.
Reported Gross Margin decreased to 48.1%, versus 48.9% in the prior year. Adjusted Gross Margin decreased to 48.2%, versus 49.0% in the prior year. The decrease was primarily due to input cost inflation and unfavorable foreign exchange, partially offset by favorable fixed cost absorption, savings from the Optimizing for Growth program, and pricing.
Reported Other Selling and Administrative Expenses increased by $9 million, or 1%, to $1,351 million. Adjusted Other Selling and Administrative Expenses increased by $39 million, or 3%, to $1,321 million. The increase in Reported and Adjusted Other Selling and Administrative Expenses was primarily due to higher compensation, investments in the business, and foreign exchange, partially offset by benefits from the Optimizing for Growth program.
For the year ended December 31, 2021, Cash Flows Provided by Operating Activities were $485 million, an increase of $200 million, versus the prior year, primarily driven by higher net income, adjusted for the non-cash release of valuation allowance on deferred tax assets, partially offset by higher working capital usage. Cash Flows Used for Investing Activities improved by $27 million to $105 million, primarily driven by proceeds from the disposal of assets and a business, and proceeds from foreign currency forward contracts, partially offset by higher capital expenditures. Cash Flows Used for Financing Activities and Other were $411 million, as compared to $21 million in the prior year, with the increase primarily due to cash used for repayment and refinancing of senior notes.
Gross Billings by Categories
Fourth Quarter 2021
Worldwide Gross Billings for Dolls were $804 million, up 13% as reported, and 14% in constant currency, versus the prior year’s fourth quarter, driven by growth in Barbie, Spirit, Polly Pocket, and Enchantimals, partially offset by a decrease in Cave Club®.
Worldwide Gross Billings for Infant, Toddler, and Preschool were $401 million, down 1% as reported and in constant currency, primarily due to a decrease in Fisher-Price and Thomas & Friends, partially offset by growth in Power Wheels.
Worldwide Gross Billings for Vehicles were $381 million, down 4% as reported, and 3% in constant currency, primarily due to a decrease in Hot Wheels, partially offset by growth in Matchbox.
Worldwide Gross Billings for Action Figures, Building Sets, Games, and Other were $405 million, up 25% as reported, and 26% in constant currency, primarily driven by growth in Action Figures (including Jurassic World and Masters of the Universe), Plush, and Games.
Full Year 2021
Worldwide Gross Billings for Dolls were $2,299 million, up 22% as reported, and 21% in constant currency, versus the prior year, primarily driven by growth in Barbie, Spirit, and Polly Pocket.
Worldwide Gross Billings for Infant, Toddler, and Preschool were $1,221 million, up 6% as reported, and 5% in constant currency, primarily driven by growth in Fisher-Price and Thomas & Friends and Power Wheels.
Worldwide Gross Billings for Vehicles were $1,253 million, up 13% as reported, and 12% in constant currency, primarily driven by growth in Hot Wheels and Matchbox.
Worldwide Gross Billings for Action Figures, Building Sets, Games, and Other were $1,309 million, up 32% as reported, and 31% in constant currency, primarily driven by growth in Action Figures (including Jurassic World, Masters of the Universe, and WWE), Plush, and Building Sets (including MEGA).

NEWS RELEASE
2022 Guidance and 2023 Goals
Mattel's 2022 guidance is as follows:

(in millions, except EPS and percentages)	FY2021	FY2022 Expected

Net Sales	$5,458	+8%-10% (Constant Currency)
Adjusted Gross Margin	48.2%	~47%
Adjusted EBITDA	$1,007	$1,100-$1,125
Adjusted EPS	$1.30	$1.42-$1.48
Capital Expenditures	$151	$175-$200
Mattel's updated 2023 goals are as follows:

	Previous FY2023	New FY2023

Net Sales	+ Mid-Single Digit % (Constant Currency)	+ High-Single Digit % (Constant Currency)
Adjusted Operating Income Margin	Mid-Teens	~16%-17% of Net Sales
Adjusted EPS	-	> $1.90
A reconciliation of Mattel’s non-GAAP financial measures on a forward-looking basis, including Net Sales on a constant currency basis, Adjusted Gross Margin, Adjusted Operating Income Margin, Adjusted EBITDA, and Adjusted EPS is not available without unreasonable effort. Mattel is unable to predict with sufficient certainty items that would be excluded from the corresponding GAAP measure, including the effect of foreign currency exchange rate fluctuations, unusual gains and losses or charges, and severance and restructuring charges, due to the unpredictable nature of such items, which may have a significant impact on Mattel’s GAAP measures.
Mattel’s guidance and goals take into account anticipated supply chain disruption that the company is aware of today but remains subject to any unexpected supply chain disruption, market volatility, and other macro-economic risks and uncertainties, including those associated with COVID-19, which could negatively impact performance.

Conference Call and Live Webcast

At 5:00 p.m. (Eastern Standard Time) today, Mattel will host a conference call with investors and financial analysts to discuss its full year and fourth quarter financial results. The conference call will be webcast on Mattel's Investor Relations website,  https://investors.mattel.com. To listen to the live call, log on to the website at least 10 minutes early to register, download, and install any necessary audio software. An archive of the webcast will be available on Mattel's Investor Relations website for 90 days and may be accessed beginning approximately two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 8:30 p.m. Eastern Standard time the evening of the call until Wednesday, February 16, 2022 and may be accessed by dialing +1-404-537-3406. The passcode is 3299196.

NEWS RELEASE
Forward-Looking Statements

This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “confident that,” “believes,” and “targeted,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic, and other information and assumptions, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond Mattel’s control, could cause actual future results to differ materially from those projected in the forward-looking statements, and are currently, and in the future may be, amplified by the COVID-19 pandemic. Specific factors that might cause such a difference include, but are not limited to: (i) potential impacts of and uncertainty regarding the COVID-19 pandemic (and actions taken in response to it by governments, businesses, and individuals) on Mattel’s business operations, financial results and financial position and on the global economy, including its impact on Mattel’s sales; (ii) Mattel’s ability to design, develop, produce, manufacture, source, ship, and distribute products on a timely and cost-effective basis; (iii) sufficient interest in and demand for the products and entertainment we offer by retail customers and consumers to profitably recover Mattel’s costs; (iv) downturns in economic conditions affecting Mattel’s markets which can negatively impact retail customers and consumers, and which can result in lower employment levels and lower consumer disposable income and spending, including lower spending on purchases of Mattel’s products; (v) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (vi) potential difficulties or delays Mattel may experience in implementing cost savings and efficiency enhancing initiatives; (vii) other economic and public health conditions or regulatory changes in the markets in which Mattel and its customers and suppliers operate, which could create delays or increase Mattel’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (viii) currency fluctuations, including movements in foreign exchange rates and inflation, which can lower Mattel’s net revenues and earnings, and significantly impact Mattel’s costs; (ix) the concentration of Mattel’s customers, potentially increasing the negative impact to Mattel of difficulties experienced by any of Mattel’s customers, such as bankruptcies or liquidations or a general lack of success, or changes in their purchasing or selling patterns; (x) the inventory policies of Mattel’s retail customers, as well as the concentration of Mattel’s revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction, overproduction , and shipping delays; (xi) legal, reputational, and financial risks related to security breaches or cyberattacks; (xii) work disruptions, including as a result of supply chain disruption and plant shutdowns, which may impact Mattel’s ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the impact of competition on revenues, margins, and other aspects of Mattel’s business, including the ability to offer products which consumers choose to buy instead of competitive products, the ability to secure, maintain, and renew popular licenses from licensors of entertainment properties, and the ability to attract and retain talented employees and adapt to evolving workplace models; (xiv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xv) changes in laws or regulations in the United States and/or in other major markets, such as China, in which Mattel operates, including, without limitation, with respect to taxes, tariffs, trade policies, or product safety, which may increase Mattel’s product costs and other costs of doing business, and reduce Mattel’s earnings; (xvi) failure to realize the planned benefits from any investments or acquisitions made by Mattel; (xvii) the impact of other market conditions or third party actions or approvals, including that result in any significant failure, inadequacy, or interruption from vendors or outsourcers, which could reduce demand for Mattel’s products, delay or increase the cost of implementation of Mattel’s programs, or alter Mattel’s actions and reduce actual results; (xviii) changes in financing markets or the inability of Mattel to obtain financing on attractive terms; (xix) the impact of litigation, arbitration, or regulatory decisions or settlement actions; (xx) Mattel’s ability to navigate regulatory frameworks in connection with new areas of investment, product development, or other business activities, such as non-fungible tokens and cryptocurrency; (xxi) uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; and (xxii) other risks and uncertainties as may be described in Mattel’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent periodic filings, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so, except as required by law.

NEWS RELEASE
Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mattel presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures that Mattel uses in this earnings release may include Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Other Selling and Administrative Expenses, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) Margin, Adjusted Earnings (Loss) Per Share, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Free Cash Flow, Free Cash Flow Conversion (Free Cash Flow / Adjusted EBITDA), Leverage Ratio (Debt / Adjusted EBITDA), and constant currency. Mattel uses these measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance, and each is discussed below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to investors to be able to better evaluate ongoing business performance and certain components of Mattel’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures and may not be comparable to similarly titled measures used by other companies. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are attached to this earnings release as exhibits and to our earnings slide presentation as an appendix.
This earnings release and our earnings slide presentation are available on Mattel's Investor Relations website, https://investors.mattel.com/, under the subheading “Financial Information – Earnings Releases.”

Adjusted Gross Profit and Adjusted Gross Margin
Adjusted Gross Profit and Adjusted Gross Margin represent reported Gross Profit and reported Gross Margin, respectively, adjusted to exclude severance and restructuring expenses. Adjusted Gross Margin represents Mattel’s Adjusted Gross Profit, as a percentage of Net Sales. Adjusted Gross Profit and Adjusted Gross Margin are presented to provide additional perspective on underlying trends in Mattel’s core Gross Profit and Gross Margin, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Other Selling and Administrative Expenses
Adjusted Other Selling and Administrative Expenses represents Mattel’s reported Other Selling and Administrative Expenses, adjusted to exclude severance and restructuring expenses, the impact of the inclined sleeper product recalls, and the impact of sale of assets, which are not part of Mattel’s core business. Adjusted Other Selling and Administrative Expenses is presented to provide additional perspective on underlying trends in Mattel’s core other selling and administrative expenses, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Operating Income (Loss) and Adjusted Operating Income (Loss) Margin
Adjusted Operating Income (Loss) and Adjusted Operating Income (Loss) Margin represent reported Operating Income (Loss) and reported Operating Income (Loss) Margin, respectively, adjusted to exclude severance and restructuring expenses, the impact of the inclined sleeper product recalls, and the impact of sale of assets, which are not part of Mattel’s core business. Adjusted Operating Income (Loss) Margin represents Mattel’s Adjusted Operating Income (Loss), as a percentage of Net Sales. Adjusted Operating Income (Loss) and Adjusted Operating Income (Loss) Margin are presented to provide additional perspective on underlying trends in Mattel’s core operating results, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Earnings (Loss) Per Share
Adjusted Earnings (Loss) Per Share represents Mattel’s reported Diluted Earnings (Loss) Per Common Share, adjusted to exclude severance and restructuring expenses, the impact of the inclined sleeper product recalls, the impact of sale of assets/business, loss on debt extinguishment, and releases of valuation allowances, which are not part of Mattel’s core business. The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate and dividing by the reported weighted-average number of common shares. Adjusted Earnings (Loss) Per Share is presented to provide additional perspective on underlying trends in Mattel’s core business. Mattel believes it is useful supplemental information for investors to gauge and compare Mattel’s current earnings results from one period to another. Adjusted Earnings (Loss) Per Share is a performance measure and should not be used as a measure of liquidity.

NEWS RELEASE
EBITDA and Adjusted EBITDA
EBITDA represents Mattel’s Net Income (Loss), adjusted to exclude the impact of interest expense, taxes, depreciation, and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation, severance and restructuring expenses, the impact of the inclined sleeper product recalls, and the impact of sale of assets/business, which are not part of Mattel’s core business. Mattel believes EBITDA and Adjusted EBITDA are useful supplemental information for investors to gauge and compare Mattel’s business performance to other companies in its industry with similar capital structures. The presentation of Adjusted EBITDA differs from how Mattel calculates EBITDA for purposes of covenant compliance under the indentures governing its high yield senior notes and the syndicated facility agreement governing its senior secured revolving credit facilities. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in the growth of Mattel’s business. As a result, Mattel relies primarily on its GAAP results and uses EBITDA and Adjusted EBITDA only supplementally.
Free Cash Flow and Free Cash Flow Conversion
Free Cash Flow represents Mattel’s net cash flows from operating activities less capital expenditures. Free Cash Flow Conversion represents Mattel’s free cash flow divided by Adjusted EBITDA. Mattel believes Free Cash Flow and Free Cash Flow Conversion are useful supplemental information for investors to gauge Mattel’s liquidity and performance and to compare Mattel’s business performance to other companies in our industry. Free Cash Flow does not represent cash available to Mattel for discretionary expenditures.
Leverage Ratio (Debt / Adjusted EBITDA)
The leverage ratio is calculated by dividing Debt by Adjusted EBITDA. Debt represents the aggregate of Mattel’s current portion of long-term debt, short-term borrowings, and long-term debt, excluding the impact of debt issuance costs and debt discount. Mattel believes the leverage ratio is useful supplemental information for investors to gauge trends in Mattel’s business and to compare Mattel’s business performance to other companies in its industry.
Constant Currency
Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The constant currency exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for investors to be able to gauge Mattel’s current business performance and the longer-term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances investor’s ability to compare financial results from one period to another.

Key Performance Indicator
Gross Billings
Gross Billings represent amounts invoiced to customers. It does not include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in gross billings as a metric for comparing its aggregate, categorical, brand, and geographic results to highlight significant trends in Mattel’s business. Changes in Gross Billings are discussed because, while Mattel records the details of such sales adjustments in its financial accounting systems at the time of sale, such sales adjustments are generally not associated with categories, brands, and individual products.

NEWS RELEASE

About Mattel
Mattel is a leading global toy company and owner of one of the strongest catalogs of children’s and family entertainment franchises in the world. We create innovative products and experiences that inspire, entertain, and develop children through play. We engage consumers through our portfolio of iconic brands, including Barbie®, Hot Wheels®, Fisher-Price®, American Girl®, Thomas & Friends™, UNO®, Masters of the Universe®, and MEGA®, as well as other popular intellectual properties that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming and digital experiences, music, and live events. Founded in 1945, we operate in 35 locations and our products are available in more than 150 countries in collaboration with the world’s leading retail and ecommerce companies. Mattel is proud to be a trusted partner in empowering children to explore the wonder of childhood and reach their full potential. Visit us online at mattel.com.

Contacts:

News Media	Securities Analysts
Catherine Frymark	David Zbojniewicz
catherine.frymark@mattel.com	david.zbojniewicz@mattel.com

MAT-FIN MAT-CORP

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)1

	For the Three Months Ended December 31,						For the Year Ended December 31,
(In millions, except per share and percentage information)	2021		2020[2]		% Change as Reported	% Change in Constant Currency	2021[2]		2020[2]		% Change as Reported	% Change in Constant Currency
	$ Amt	% Net Sales	$ Amt	% Net Sales			$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,794.9		$1,625.8		10%	11%	$5,457.7		$4,588.4		19%	18%
Cost of sales	910.6	50.7%	789.5	48.6%	15%		2,831.1	51.9%	2,345.3	51.1%	21%
Gross Profit	884.3	49.3%	836.2	51.4%	6%	6%	2,626.7	48.1%	2,243.1	48.9%	17%	18%
Advertising and promotion expenses	265.6	14.8%	286.8	17.6%	-7%		545.7	10.0%	525.8	11.5%	4%
Other selling and administrative expenses	361.2	20.1%	361.3	22.2%	—%		1,351.4	24.8%	1,342.6	29.3%	1%
Operating Income	257.5	14.3%	188.1	11.6%	37%	31%	729.6	13.4%	374.7	8.2%	95%	98%
Interest expense	33.2	1.9%	49.3	3.0%	-33%		253.9	4.7%	198.3	4.3%	28%
Interest (income)	(1.3)	-0.1%	(0.4)	—%	253%		(3.5)	-0.1%	(3.9)	-0.1%	-11%
Other non-operating expense (income), net	5.0		(4.3)				8.4		2.7
Income Before Income Taxes	220.6	12.3%	143.5	8.8%	54%	50%	470.8	8.6%	177.7	3.9%	165%	171%
(Benefit) Provision for income taxes	(4.6)		18.7				(420.4)		65.5
Income from equity method investments	0.7		4.3				11.8		11.5
Net Income	$225.8	12.6%	$129.1	7.9%	75%		$903.0	16.5%	$123.6	2.7%	631%
Net Income Per Common Share - Basic	$0.64		$0.37				$2.58		$0.36
Weighted-average number of common shares	351.1		347.7				350.0		347.5
Net Income Per Common Share - Diluted	$0.63		$0.37				$2.53		$0.35
Weighted-average number of common and potential common shares	358.1		351.0				357.3		349.1
1 Amounts may not sum due to rounding.
2 Reflects the impact of immaterial revisions to the financial statements.
n/m - Not meaningful

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

CONDENSED CONSOLIDATED BALANCE SHEETS1

	December 31,
	2021[2]	2020[2]
(In millions)	(Unaudited)
Assets
Cash and equivalents	$731.4	$762.2
Accounts receivable, net	1,072.7	1,034.0
Inventories	777.2	528.5
Prepaid expenses and other current assets	293.3	172.1
Total current assets	2,874.5	2,496.7
Property, plant, and equipment, net	456.0	473.8
Right-of-use assets, net	325.5	291.6
Goodwill	1,390.2	1,393.8
Other noncurrent assets	1,347.7	879.0
Total Assets	$6,393.9	$5,534.9

Liabilities and Stockholders' Equity
Short-term borrowings	$—	$1.0
Accounts payable and accrued liabilities	1,570.7	1,327.3
Income taxes payable	27.5	27.1
Total current liabilities	1,598.3	1,355.4
Long-term debt	2,571.0	2,854.7
Noncurrent lease liabilities	283.6	249.4
Other noncurrent liabilities	372.2	465.4
Stockholders' equity	1,568.8	610.1
Total Liabilities and Stockholders' Equity	$6,393.9	$5,534.9

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)1

	December 31,
	2021	2020[2]
Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	54	57

	For the Year Ended December 31,
(In millions)	2021[2]	2020[2]
Condensed Cash Flow Data:
Cash flows provided by operating activities	$485	$286
Cash flows used for investing activities	(105)	(132)
Cash flows used for financing activities and other	(411)	(21)
(Decrease) increase in cash and equivalents	$(31)	$132

1 Amounts may not sum due to rounding.
2 Reflects the impact of immaterial revisions to the financial statements.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,			For the Year Ended December 31,
(In millions, except per share and percentage information)	2021	2020[2]	Change	2021[2]	2020[2]	Change
Gross Profit
Gross Profit, As Reported	$884.3	$836.2		$2,626.7	$2,243.1
Gross Margin	49.3%	51.4%	-210 bps	48.1%	48.9%	-80 bps
Adjustments:
Severance and Restructuring Expenses	1.0	0.8		2.9	5.7
Gross Profit, As Adjusted	$885.2	$837.1		$2,629.5	$2,248.8
Adjusted Gross Margin	49.3%	51.5%	-220 bps	48.2%	49.0%	-80 bps

Other Selling and Administrative Expenses
Other Selling and Administrative Expenses, As Reported	$361.2	$361.3	—%	$1,351.4	$1,342.6	1%
% of Net Sales	20.1%	22.2%		24.8%	29.3%
Adjustments:
Severance and Restructuring Expenses	(5.9)	(4.5)		(31.5)	(34.9)
Inclined Sleeper Product Recalls[3]	(0.2)	(7.0)		(15.1)	(26.2)
Sale of Assets[4]	—	—		15.8	—
Other Selling and Administrative Expenses, As Adjusted	$355.2	$349.9	2%	$1,320.6	$1,281.5	3%
% of Net Sales	19.8%	21.5%		24.2%	27.9%

Operating Income
Operating Income, As Reported	$257.5	$188.1	37%	$729.6	$374.7	95%
Operating Income Margin	14.3%	11.6%		13.4%	8.2%
Adjustments:
Severance and Restructuring Expenses	6.8	5.3		34.4	40.6
Inclined Sleeper Product Recalls[3]	0.2	7.0		15.1	26.2
Sale of Assets[4]	—	—		(15.8)	—
Operating Income, As Adjusted	$264.5	$200.4	32%	$763.3	$441.5	73%
Adjusted Operating Income Margin	14.7%	12.3%		14.0%	9.6%
1 Amounts may not sum due to rounding.
2 Reflects the impact of immaterial revisions to the financial statements.
3 For the three months and year ended December 31, 2021 and 2020, represents expenses related to inclined sleeper product recall litigation.
4 For the year ended December 31, 2021, Mattel recorded a gain on sale of assets of $15.8 million in Other Selling and Administrative Expenses, and a gain on sale of business of $3.9 million in Other Non-Operating Expense, net.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,			For the Year Ended December 31,
(In millions, except per share and percentage information)	2021	2020[2]	Change	2021[2]	2020[2]	Change
Earnings Per Share
Net Income Per Common Share, As Reported	$0.63	$0.37	70%	$2.53	$0.35	623%
Adjustments:
Severance and Restructuring Expenses	0.02	0.02		0.10	0.12
Inclined Sleeper Product Recalls[3]	—	0.02		0.04	0.07
Sale of Assets/Business[4]	—	—		(0.06)	—
Loss on Debt Extinguishment	—	—		0.28	—
Valuation Allowance Releases[5]	(0.14)	—		(1.51)	—
Tax Effect of Adjustments[6]	0.02	—		(0.08)	(0.01)
Net Income Per Common Share, As Adjusted	$0.53	$0.40	33%	$1.30	$0.54	141%

EBITDA and Adjusted EBITDA
Net Income, As Reported	$225.8	$129.1	75%	$903.0	$123.6	631%
Adjustments:
Interest Expense	33.2	49.3		253.9	198.3
(Benefit) Provision for Income Taxes	(4.6)	18.7		(420.4)	65.5
Depreciation	37.4	34.5		146.3	154.5
Amortization	9.5	9.5		38.0	38.9
EBITDA	301.4	241.0		920.9	580.9
Adjustments:
Share-based Compensation	13.6	20.2		60.1	60.2
Severance and Restructuring Expenses	5.8	4.5		30.7	39.1
Inclined Sleeper Product Recalls[3]	0.2	7.0		15.1	26.2
Sale of Assets/Business[4]	—	—		(19.7)	—
Adjusted EBITDA	$320.9	$272.8	18%	$1,007.0	$706.4	43%

Free Cash Flow
Net Cash Flows Provided by Operating Activities				$485.5	$285.7
Capital Expenditures				(151.4)	(118.8)
Free Cash Flow				$334.1	$166.9
1 Amounts may not sum due to rounding.
2 Reflects the impact of immaterial revisions to the financial statements.
3 For the three months and year ended December 31, 2021 and 2020, represents expenses related to inclined sleeper product recall litigation.
4 For the year ended December 31, 2021, Mattel recorded a gain on sale of assets of $15.8 million in Other Selling and Administrative Expenses, and a gain on sale of business of $3.9 million in Other Non-Operating Expense, net.
5 For the three months and year ended December 31, 2021, the amount includes a net benefit of approximately $49 million and $541 million, respectively, related to the release of valuation allowances against deferred tax assets of the U.S. and certain International affiliates.
6 The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, and dividing by the reported weighted average number of common and potential common shares.
n/m - Not meaningful

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Year Ended December 31,
(In millions, except per share and percentage information)	2021[2]	2020[2]	Change
Leverage Ratio (Debt/Adjusted EBITDA)
Debt
Long-Term Debt	$2,571.0	$2,854.7
Current Portion of Long-Term Debt	—	—
Short-Term Borrowings	—	1.0
Adjustments:
Debt Issuance Costs and Debt Discount	29.0	45.3
Debt	$2,600.0	$2,901.0
EBITDA and Adjusted EBITDA
Net Income, As Reported	$903.0	$123.6	631%
Adjustments:
Interest Expense	253.9	198.3
(Benefit) Provision for Income Taxes	(420.4)	65.5
Depreciation	146.3	154.5
Amortization	38.0	38.9
EBITDA	920.9	580.9
Adjustments:
Share-based Compensation	60.1	60.2
Severance and Restructuring Expenses	30.7	39.1
Inclined Sleeper Product Recalls[3]	15.1	26.2
Sale of Assets/Business[4]	(19.7)	—
Adjusted EBITDA	$1,007.0	$706.4	43%

Debt / Net Income	2.9x	23.5x
Leverage Ratio (Debt / Adjusted EBITDA)	2.6x	4.1x

Free Cash Flow
Net Cash Flows Provided by Operating Activities	$485.5	$285.7	70%
Capital Expenditures	(151.4)	(118.8)
Free Cash Flow	$334.1	$166.9	100%

Net Cash Flows Provided by Operating Activities / Net Income	54%	231%
Free Cash Flow Conversion (Free Cash Flow/Adjusted EBITDA)	33%	24%
1 Amounts may not sum due to rounding.
2 Reflects the impact of immaterial revisions to the financial statements.
3 For the year ended December 31, 2021 and 2020, represents expenses related to inclined sleeper product recall litigation.
4 For the year ended December 31, 2021, Mattel recorded a gain on sale of assets of $15.8 million in Other Selling and Administrative Expenses, and a gain on sale of business of $3.9 million in Other Non-Operating Expense, net.
n/m - Not meaningful

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT IV

WORLDWIDE GROSS BILLINGS1 (Unaudited)4
SUPPLEMENTAL KEY PERFORMANCE INDICATOR

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2021	2020	% Change as Reported	% Change in Constant Currency	2021	2020[2]	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
Worldwide Gross Billings:
Net Sales	$1,794.9	$1,625.8	10%	11%	$5,457.7	$4,588.4	19%	18%
Sales Adjustments[3]	196.5	209.1			623.9	554.2
Gross Billings	$1,991.4	$1,834.9	9%	9%	$6,081.6	$5,142.6	18%	17%

Worldwide Gross Billings by Categories:
Dolls	$803.6	$709.1	13%	14%	$2,299.1	$1,886.4	22%	21%
Infant, Toddler, and Preschool	401.4	405.5	-1	-1	1,220.9	1,154.5	6	5
Vehicles	381.2	396.3	-4	-3	1,252.8	1,110.0	13	12
Action Figures, Building Sets, Games, and Other	405.1	324.0	25	26	1,308.9	991.6	32	31
Gross Billings	$1,991.4	$1,834.9	9%	9%	$6,081.6	$5,142.6	18%	17%

Supplemental Gross Billings Disclosure

Worldwide Gross Billings by Top 3 Power Brands:
Barbie	$556.6	$471.1	18%	19%	$1,679.3	$1,350.1	24%	24%
Hot Wheels	326.4	346.3	-6	-5	1,068.3	954.2	12	11
Fisher-Price and Thomas & Friends	365.2	372.8	-2	-2	1,128.2	1,065.5	6	5
Other	743.2	644.6	15	16	2,205.8	1,772.8	24	23
Gross Billings	$1,991.4	$1,834.9	9%	9%	$6,081.6	$5,142.6	18%	17%
1 Gross Billings represent amounts invoiced to customers. It does not include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in gross billings as a metric for comparing its aggregate, categorical, brand, and geographic results to highlight significant trends in Mattel's business.
2 Reflects the impact of immaterial revisions to the financial statements.
3 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.
4 Amounts may not sum due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT V

GROSS BILLINGS1 BY SEGMENT (Unaudited)4
SUPPLEMENTAL KEY PERFORMANCE INDICATOR

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2021	2020	% Change as Reported	% Change in Constant Currency	2021	2020[2]	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
North America Segment Gross Billings:
Net Sales	$890.8	$779.4	14%	14%	$2,968.3	$2,426.5	22%	22%
Sales Adjustments[3]	44.4	49.5			186.6	163.2
Gross Billings	$935.2	$828.9	13%	13%	$3,154.9	$2,589.7	22%	21%

North America Gross Billings by Categories:
Dolls	$312.8	$247.0	27%	26%	$1,011.1	$770.6	31%	31%
Infant, Toddler, and Preschool	238.5	237.1	1	—	758.8	703.3	8	8
Vehicles	175.2	173.0	1	1	633.0	529.2	20	19
Action Figures, Building Sets, Games, and Other	208.7	171.8	22	21	752.0	586.6	28	28
Gross Billings	$935.2	$828.9	13%	13%	$3,154.9	$2,589.7	22%	21%

Supplemental Gross Billings Disclosure

North America Gross Billings by Top 3 Power Brands:
Barbie	$286.4	$226.5	26%	26%	$903.5	$704.2	28%	28%
Hot Wheels	146.0	149.8	-3	-3	529.5	446.6	19	18
Fisher-Price and Thomas & Friends	209.4	211.7	-1	-1	685.5	634.9	8	8
Other	293.4	240.9	22	22	1,036.4	804.0	29	29
Gross Billings	$935.2	$828.9	13%	13%	$3,154.9	$2,589.7	22%	21%
1 Gross Billings represent amounts invoiced to customers. It does not include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in gross billings as a metric for comparing its aggregate, categorical, brand, and geographic results to highlight significant trends in Mattel's business.
2 Reflects the impact of immaterial revisions to the financial statements.
3 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.
4 Amounts may not sum due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VI

GROSS BILLINGS1 BY SEGMENT (Unaudited)4
SUPPLEMENTAL KEY PERFORMANCE INDICATOR

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2021	2020	% Change as Reported	% Change in Constant Currency	2021	2020[2]	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
International Segment Gross Billings:
Net Sales	$771.7	$704.7	9%	12%	$2,219.2	$1,903.5	17%	15%
Sales Adjustments[3]	148.0	155.7			429.6	382.8
Gross Billings	$919.7	$860.4	7%	9%	$2,648.8	$2,286.4	16%	14%

International Gross Billings by Geographic Area:
EMEA
Net Sales	$469.6	$397.1	18%	21%	$1,375.5	$1,132.5	21%	21%
Sales Adjustments[3]	100.7	98.2			290.0	247.4
Gross Billings	$570.3	$495.2	15%	18%	$1,665.5	$1,380.0	21%	20%

Latin America
Net Sales	$190.1	$187.2	2%	3%	$519.6	$455.2	14%	12%
Sales Adjustments[3]	27.9	36.2			84.1	82.2
Gross Billings	$217.9	$223.4	-2%	-1%	$603.7	$537.4	12%	10%

Asia Pacific
Net Sales	$112.0	$120.5	-7%	-6%	$324.1	$315.8	3%	-1%
Sales Adjustments[3]	19.5	21.3			55.5	53.2
Gross Billings	$131.4	$141.8	-7%	-7%	$379.6	$369.0	3%	-1%

International Gross Billings by Categories:
Dolls	$354.3	$316.5	12%	14%	$1,010.1	$849.4	19%	18%
Infant, Toddler, and Preschool	162.9	168.4	-3	-2	462.1	451.2	2	1
Vehicles	206.0	223.3	-8	-6	619.8	580.8	7	5
Action Figures, Building Sets, Games, and Other	196.4	152.2	29	32	556.8	405.0	38	35
Gross Billings	$919.7	$860.4	7%	9%	$2,648.8	$2,286.4	16%	14%

Supplemental Gross Billings Disclosure

International Gross Billings by Top 3 Power Brands:
Barbie	$270.2	$244.6	10%	13%	$775.8	$645.9	20%	19%
Hot Wheels	180.5	196.5	-8	-7	538.8	507.6	6	5
Fisher-Price and Thomas & Friends	155.8	161.1	-3	-2	442.7	430.6	3	1
Other	313.2	258.1	21	23	891.4	702.2	27	25
Gross Billings	$919.7	$860.4	7%	9%	$2,648.8	$2,286.4	16%	14%
1 Gross Billings represent amounts invoiced to customers. It does not include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in gross billings as a metric for comparing its aggregate, categorical, brand, and geographic results to highlight significant trends in Mattel's business.
2 Reflects the impact of immaterial revisions to the financial statements.
3 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.
4 Amounts may not sum due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

GROSS BILLINGS1 BY SEGMENT (Unaudited)3
SUPPLEMENTAL KEY PERFORMANCE INDICATOR

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2021	2020	% Change as Reported	% Change in Constant Currency	2021	2020	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
American Girl Segment Gross Billings:
Net Sales	$132.5	$141.6	-6%	-6%	$270.3	$258.4	5%	5%
Sales Adjustments[2]	4.1	4.0			7.6	8.1
Gross Billings	$136.5	$145.6	-6%	-6%	$277.9	$266.5	4%	4%
1 Gross Billings represent amounts invoiced to customers. It does not include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in gross billings as a metric for comparing its aggregate, categorical, brand, and geographic results to highlight significant trends in Mattel's business.
2 Sales Adjustments are not allocated to individual products.
3 Amounts may not sum due to rounding.